Exhibit 99.1

Contact:

Timothy Baker	Scott Solomon
President, Chief Operating Officer	Senior Vice President
and Chief Financial Officer	Sharon Merrill Associates
Cynosure, Inc.	(617) 542-5300
(978) 256-4200	CYNO@investorrelations.com
tbaker@cynosure.com

Cynosure Announces Record First-Quarter 2016 Results;

Revenues Increase 26% from Prior Year to $94.7 Million

First-Quarter 2016 Highlights:

•	North America product revenue of $55.2 million, up 76 percent year-over-year

•	Non-GAAP earnings of $0.19 per diluted share; GAAP earnings of $0.12 per diluted share

•	Non-GAAP margin up 90 bps to 60.1%; GAAP gross margin improves 140 bps to 58.5%

•	Full U.S. rollout of SculpSure® platform for non-invasive fat reduction helps pace strong double-digit revenue growth in North America

•	Cash and investments of $178.2 million at March 31, 2016

Westford, MA – April 26, 2016 – Cynosure, Inc. (Nasdaq: CYNO), which designs, manufactures and markets medical devices for aesthetic procedures and precision surgical applications worldwide, today reported financial results for the three months ended March 31, 2016.

“Sustained momentum in North America, in part reflecting the full U.S. launch of SculpSure, helped generate solid first-quarter results for Cynosure, as our domestic business posted year-over-year top-line growth for the 22nd consecutive quarter,” said Chief Executive Officer Michael Davin. “Higher revenue and favorable product mix drove increased margins and profitability, even as we accelerated our sales and marketing investments during the quarter to coincide with the rollout of SculpSure across all of our U.S. direct sales territories. We are extremely pleased with the progress of the launch and the response SculpSure is receiving from physicians and patients.”

“Product revenue from North America increased 76 percent from the first quarter of 2015 to $55.2 million, representing 72 percent of our total product revenue for the quarter,” Davin said. “International product revenue was down 13 percent year-over-year including the impact of foreign exchange and down 11 percent on a constant currency basis, reflecting ongoing economic weakness in the EMEA region. The softness among our European direct subsidiaries and international third-party distributors was partly offset by our subsidiaries’ results in the Asia Pacific region, where we posted 17 percent higher product revenue on a constant currency basis for the quarter as compared to last year.”

First Quarter 2016 Financial Results

Revenue was $94.7 million for the first quarter of 2016, an increase of 26 percent from the prior-year period. Product revenue in North America grew 76 percent year-over-year to $55.2 million. International product revenue was $21.9 million, or $22.5 million adjusted for constant currency. Parts, service and disposables revenue increased 26 percent year-over-year to $16.9 million. Royalty revenue decreased $4.3 million to $0.7 million reflecting the final $3 million payment received in the first quarter of 2015 under a previously disclosed settlement agreement with Tria Beauty.

Gross margin for the first quarter of 2016 was 58.5 percent, compared with 57.1 percent for the same period in 2015. On a non-GAAP basis, excluding non-cash charges related to the amortization of intangibles, gross margin for the first quarter of 2016 increased to $56.9 million, or 60.1 percent of revenue, compared with $44.3 million, or 59.2 percent of revenue, in the prior-year period. Gross margin for the 2015 period was affected by the $3 million final payment from Tria Beauty.

Total operating expenses for the first quarter of 2016 increased 25 percent to $51.0 million from $40.7 million in the same period in 2015, partly reflecting the SculpSure launch. Sales and marketing expenses for the first quarter of 2016 were $35.6 million, or 37.6 percent of total revenue, compared with sales and marketing expenses of $25.7 million, or 34.3 percent of total revenue, for the first quarter of 2015. The increase reflects the addition of sales, clinical support and marketing personnel, as well as additional marketing investments associated with the SculpSure launch.

Operating income for the first quarter of 2016 increased to $4.5 million from $2.1 million in the prior-year period. On a non-GAAP basis, excluding acquisition costs and amortization of intangibles, income from operations for the first quarter of 2016 was $6.6 million, compared with $5.1 million for the prior-year period.

Net income for the first quarter of 2016 was $2.8 million, or $0.12 per diluted share, compared with break-even net income, or $0.00 per diluted share, for the prior-year period. GAAP earnings included a $0.7 million unrealized gain on foreign currency in the 2016 period and a $1.7 million unrealized loss on foreign currency in the 2015 period. On a non-GAAP basis, excluding acquisition costs, non-cash unrealized foreign exchange measurement gains and losses, and amortization of intangibles, net income for the first quarter of 2016 was $4.3 million, or $0.19 per diluted share, compared with $3.3 million, or $0.15 per diluted share, for the prior-year period.

Cash and investments at March 31, 2016 were $178.2 million, compared with $182.8 million at year-end 2015.

Recent Highlights

•	Cynosure’s technology was the subject of 20 scientific presentations at the 36th Annual Conference of the American Society for Laser Medicine & Surgery (ASLMS). The 17 oral abstracts and three ePosters presented at ASLMS detailed data from research programs for a range of indications addressed by the Company’s energy-based technologies, including non-invasive fat reduction, skin rejuvenation, melasma, facial photoaging, tattoo removal and genitourinary syndrome of menopause.

•	Cynosure entered into an expanded distribution agreement with El.En. S.p.A. under which the Company will market and distribute MonaLisa Touch™ for gynecologic health indications in Germany, Spain and the United Kingdom. Cynosure is currently marketing MonaLisa Touch in North America under an exclusive distribution agreement signed with El.En. in late 2014.

Business Outlook

“The global trend toward less invasive aesthetic procedures plays directly into the strength of our products, technology platforms and worldwide distribution network,” Davin said. “We have a number of exciting catalysts in the quarters ahead, and we will apply the same financial and operational discipline as we execute our growth strategy going forward.”

First-Quarter 2016 Financial Results Conference Call

In conjunction with the announcement of its first-quarter financial results, Cynosure will host a conference call for investors and analysts at 9:00 a.m. ET today. On the call, Michael Davin and Timothy Baker, the Company’s President, Chief Operating Officer and Chief Financial Officer, will discuss Cynosure’s financial results and provide a business overview. Those who wish to listen to the conference call webcast should visit the “Investors” section of the Company’s website at www.cynosure.com. The live call can also be accessed by dialing (877) 709-8155 or (201) 689-8881. If you are unable to listen to the live call, the webcast will be archived for one year on the Company’s website.

About Cynosure, Inc.

Cynosure develops, manufactures, and markets aesthetic treatment systems that enable plastic surgeons, dermatologists and other medical practitioners to perform non-invasive and minimally invasive procedures to remove hair, treat vascular and benign pigmented lesions, remove multi-colored tattoos, revitalize the skin, reduce fat through non-invasive and minimally invasive laser lipolysis, reduce cellulite, clear nails infected by toe fungus, ablate sweat glands and improve gynecological health. Cynosure also markets radiofrequency energy-sourced medical devices for precision surgical applications such as facial plastic and general surgery, gynecology, ear, nose, and throat procedures, ophthalmology, oral and maxillofacial surgery, podiatry and proctology. Cynosure’s product portfolio is composed of a broad range of energy sources including Alexandrite, diode, Nd:YAG, picosecond, pulse dye, Q-switched lasers, intense pulsed light and radiofrequency technology. Cynosure sells its products globally under the Cynosure, Palomar, ConBio and Ellman brand names through a direct sales force in the United States, Canada, France, Morocco, Germany, Spain, the United Kingdom, Australia, China, Japan and Korea, and through international distributors in approximately 120 other countries. For corporate or product information, visit Cynosure’s website at www.cynosure.com.

Forward-Looking Statements

Any statements in this press release about future expectations, plans and prospects for Cynosure, Inc., including Cynosure’s expectations with respect to timing and success of product launches, regulatory clearances and international registrations, as well as other statements containing the words, “believes,” “looks forward,” “anticipates,” “plans,” “expects,” “will” and similar expressions, constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Actual results may differ materially from those indicated by such forward-looking statements as a result of various important factors, including the market price of Cynosure’s stock prevailing from time to time, the nature of other investment opportunities presented to the Company from time to time, the Company’s cash flow from operations, levels of demand for procedures performed with Cynosure products and for Cynosure products themselves, competition in the aesthetic laser industry, general business and economic conditions, effects of acquisitions that Cynosure has made or may make, Cynosure’s ability to develop and commercialize new products, including the MonaLisa Touch and SculpSure products, Cynosure’s reliance on sole source suppliers, the inability to accurately predict the timing or outcome of regulatory decisions, and economic, market, technological and other factors discussed in Cynosure’s most recent Annual Report on Form 10-K for the year ended December 31, 2015, which is filed with the Securities and Exchange Commission. In addition, the forward-looking statements included in this press release represent Cynosure’s views as of the date of this press release. Cynosure anticipates that subsequent events and developments will cause its views to change. However, although Cynosure may elect to update these forward-looking statements at some point in the future, it specifically disclaims any obligation to do so.

These forward-looking statements should not be relied upon as representing Cynosure’s views as of any date subsequent to the date of this press release.

Consolidated Statements of Income (Unaudited)

(In thousands, except per share data)

	Three Months Ended March 31,
	2016	2015
Revenues	$94,664	$74,912
Cost of revenues	39,244	32,139

Gross profit	55,420	42,773

Operating expenses
Selling and marketing	35,591	25,696
Research and development	7,113	5,958
Amortization of intangible assets acquired	689	736
General and administrative	7,576	8,330

Total operating expenses	50,969	40,720

Income from operations	4,451	2,053

Interest expense, net	(412)	(402)
Other income (expense), net	660	(1,663)

Income (loss) before income taxes	4,699	(12)

Income tax provision (benefit)	1,852	(4)

Net income (loss)	$2,847	$(8)

Diluted net income (loss) per share	$0.12	$(0.00)

Diluted weighted average shares outstanding	23,154	21,664

Basic net income (loss) per share	$0.13	$(0.00)

Basic weighted average shares outstanding	22,736	21,664

Condensed Consolidated Balance Sheet

(In thousands)

	March 31, 2016	December 31, 2015
	(Unaudited)
Assets:
Cash, cash equivalents and marketable securities	$93,464	$108,587
Short-term investments and related financial instruments	46,469	35,412
Accounts receivable, net	38,517	42,012
Inventories	85,648	79,768
Prepaid expenses and other current assets	16,084	21,356

Total current assets	280,182	287,135
Property and equipment, net	43,220	39,706
Long-term marketable securities	38,226	38,761
Goodwill and intangibles, net	148,003	150,124
Deferred tax asset, noncurrent	18,261	17,882
Other noncurrent assets	1,025	1,002

Total assets	$528,917	$534,610

Liabilities and stockholders’ equity:
Accounts payable and accrued expenses	$67,505	$79,501
Deferred revenue	24,012	24,803
Capital lease obligations	904	741

Total current liabilities	92,421	105,045

Capital lease obligations, net of current portion	17,369	17,372
Deferred revenue, net of current portion	991	903
Other long-term liabilities	6,507	6,888

Total stockholders’ equity	411,629	404,402

Total liabilities and stockholders’ equity	$528,917	$534,610

To supplement our consolidated financial statements presented in accordance with GAAP, Cynosure uses non-GAAP gross profit, non-GAAP income from operations, non-GAAP net income and non-GAAP diluted net income per share. The presentation of this financial information is not intended to be considered in isolation or as a substitute for the financial information prepared and presented in accordance with GAAP. The non-GAAP financial measures included in this press release exclude costs associated with the acquisitions and amortization of intangible assets acquired, as well as unrealized foreign exchange gains or losses for the three months ended March 31, 2016 and 2015. This exclusion may be different from, and therefore not comparable to, similar measures used by other companies.

Cynosure’s management believes that the non-GAAP financial measures provide meaningful supplemental information regarding our performance by excluding the acquisition-related costs, amortization and foreign exchange costs that may not be indicative of our core business operating results. Cynosure believes that both management and investors benefit from referring to the non-GAAP financial measures in assessing Cynosure’s performance and when planning, forecasting and analyzing future periods. The non-GAAP financial measures also facilitate management’s internal comparisons to Cynosure’s historical performance and our competitors’ operating results. Cynosure believes that the non-GAAP measures are useful to investors in allowing for greater transparency with respect to supplemental information used by management in our financial and operational decision making.

Reconciliation of GAAP Income Statement Measures to Non-GAAP Income Statement Measures (Unaudited)

(In thousands, except per share data)

	Three Months Ended March 31,
	2016	2015
Gross profit	$55,420	$42,773

Non-GAAP adjustments to gross profit:

Costs associated with amortization	1,462	1,554

Total Non-GAAP adjustments to gross profit	1,462	1,554

Non-GAAP Gross profit dollars	$56,882	$44,327

Non-GAAP Gross profit percentage	60.1%	59.2%

	Three Months Ended March 31,
	2016	2015
Income from operations	$4,451	$2,053

Non-GAAP adjustments to income from operations:

Costs associated with acquisitions and amortization	2,151	3,046

Total Non-GAAP adjustments to income from operations	2,151	3,046

Non-GAAP Income from operations	$6,602	$5,099

	Three Months Ended March 31,
	2016	2015
Net income (loss)	$2,847	$(8)

Non-GAAP adjustments to net income (loss):

Costs associated with acquisitions and amortization	2,151	3,046
Unrealized foreign exchange (gain) loss	(720)	1,675
Income tax effect of non-GAAP adjustments	13	(1,417)

Total Non-GAAP adjustments to net income (loss)	1,444	3,304

Non-GAAP net income	$4,291	$3,296

	Three Months Ended March 31,
	2016	2015
Diluted net income (loss) per share	$0.12	$(0.00)

Costs associated with acquisitions and amortization	0.09	0.14
Unrealized foreign exchange (gain) loss	(0.03)	0.07
Income tax effect of Non-GAAP adjustments	0.01	(0.06)

Total Non-GAAP adjustments to net income (loss)	0.07	0.15

Non-GAAP diluted net income per share	$0.19	$0.15

Weighted average shares used to compute GAAP diluted net income (loss) per share	23,154	21,664

Weighted average shares used to compute Non-GAAP diluted net income per share	23,154	22,123